Exhibit 10.5

Execution Version

Emblem-RGF Main LLC

Schedule to

Super-Priority Loan and Security Agreement

Borrower:	Real Good Foods, LLC

Holdings:	The Real Good Food Company, Inc.

Address:	3 Executive Campus, Suite 155
Cherry Hill, New Jersey 08002

Date:	September 20, 2024

This Schedule forms an integral part of the Super-Priority Loan and Security Agreement, dated as of September 20, 2024 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”) by and among The Real Good Food Company, Inc., a Delaware corporation (“Holdings”), Real Good Foods, LLC (f.k.a. The Real Good Food Company LLC), a Delaware limited liability company (the “Borrower”), the Lenders from time to time party hereto and Emblem-RGF Main LLC, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

1. COMMITMENTS (Section 1.1 and Section 1.4):

As used herein, the term “Initial Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Loans on the Initial Closing Date (subject to the satisfaction (or waiver) of the conditions set forth in Section 9 of this Schedule). The amount of each Lender’s Initial Commitment as of the Initial Closing Date is set forth on Annex A-1. The aggregate amount of the Lenders’ Initial Commitments as of the Initial Closing Date is $60,000,000. Once funded on the Initial Closing Date, the Initial Commitment shall be $0.00.

As used herein, the term “Additional Commitment” means the commitment of the Lenders to make Additional Loans on the Additional Loans Funding Date (subject to the satisfaction (or waiver) of the conditions set forth in Section 11 of this Schedule). The aggregate amount of the Lender’s Additional Commitment as of the Initial Closing Date is $50,000,000, provided, that, if elected by the Lenders in their sole and absolute discretion, such amount may be reduced on a dollar-for-dollar basis by each dollar funded by the Lenders collectively, at any time on or after the Initial Closing Date, of Subsequent Understated AP Loans and Subsequent Litigation Settlement Loans. Once funded on the Additional Loans Funding Date, the Additional Commitment shall be $0.00.

“Commitments” means, the Initial Commitment and the Additional Commitment.

For the avoidance of doubt, the Lenders do not have any commitment (jointly or severally) to make any Subsequent Understated AP Loans or Subsequent Litigation Settlement Loans and the decision to make any such Subsequent Understated AP Loans or Subsequent Litigation Settlement Loans shall be at the Lenders’ election and in the Lenders’ sole and absolute discretion (subject to the consent of PMC not to be unreasonably withheld, conditioned or delayed) as further set forth in Sections 1.2 and 1.3 of this Agreement, respectively.

2. INTEREST. Interest Rate (Section 1.5):

Prior to the Additional Loans Funding Date, the Initial Loans made on the Initial Closing Date and outstanding from time to time shall bear interest at an annual rate equal to 15.00% which shall be paid in-kind, as further set forth in Section 1.5 of this Agreement. From and after the Additional Loans Funding Date, the Initial Loans made on the Initial Closing Date and outstanding from time shall bear interest at an annual rate equal to (i) 8.00% (payable in cash) and (ii) 7.00% (payable in-kind), as further set forth in Section 1.5 of this Agreement.

Prior to the Additional Loans Funding Date, Subsequent Understated AP Loans and the Subsequent Litigation Settlement Loans (if made in the sole and absolute discretion of the Lenders in accordance with Sections 1.2 and 1.3 of this Agreement, respectively) from time to time outstanding after the Initial Closing Date shall bear interest at an annual rate equal to 15.00% which shall be paid in-kind, as further set forth in Section 1.5 of this Agreement.

From and after the Additional Loans Funding Date, Subsequent Understated AP Loans and the Subsequent Litigation Settlement Loans (if made in the sole and absolute discretion of Lenders in accordance with Sections 1.2 and 1.3 of this Agreement, respectively) from time to time outstanding after the Initial Closing Date shall bear interest at an annual rate equal to (i) 8.00% (payable in cash) and (ii) 7.00% (payable in-kind), as further set forth in Section 1.5 of this Agreement.

The Additional Loans shall bear interest at an annual rate equal to (i) 8.00% (payable in cash) and (ii) 7.00% (payable in-kind), as further set forth in Section 1.5 of this Agreement.

Upon the occurrence and during the continuance of an Event of Default, the Loans and all other monetary Obligations shall bear interest (including post-petition interest in any proceeding under any applicable Debtor Relief Laws) at a rate (the “Default Rate”) that is 5.00% per annum in excess of the interest rate otherwise payable hereunder which shall be payable in cash in immediately available funds on demand.

2A. USURY SAVINGS CLAUSE Provisions Relating to Interest	Notwithstanding the provisions of this Agreement regarding the rates of interest applicable to the Loans, if at any time the amount of such interest computed on the basis of the interest rate set forth herein (the “Applicable Interest Rate”) would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter, after taking into account, to the extent required by applicable law, any and all fees and charges in connection therewith deemed in the nature of interest under applicable law provided for in this Agreement or in any other agreement between Borrower and any Lender (the “Maximum Legal Rate”), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Interest Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Interest Rate.

No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and any Lender or default of Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between Borrower and any Lender, or the arising of any contingency whatsoever, shall entitle any Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (“Excess”), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce the remaining Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Applicable Interest Rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against any Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by any Lender, all interest at any time contracted for, charged or received by any Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

The provisions of this Section 2A of this Schedule shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of any Lender with respect to Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section 2A of this Schedule is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of Borrower (or other obligor) asserted by any Lender thereunder, be automatically recomputed by any Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2A of this Schedule.

If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this Section 2A of this Schedule shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to any Lender by reason thereof shall be payable upon demand.
3. FEES (Section 1.6):

Upfront Fee:	As consideration for the Initial Commitments and agreements by Lender under this Agreement, Borrower shall pay to Lender an upfront fee (the “Upfront Fee”) in an amount equal to 1.00% of the aggregate principal amount of the Initial Commitment as of the Initial Closing Date (prior to the funding thereof). The Upfront Fee shall be fully earned, due and payable on the Initial Closing Date and shall not be net funded from the proceeds of the Initial Loans on the Initial Closing Date. Once paid, the Upfront Fee shall not be refundable under any circumstances.

Additional Fees:	Borrower shall pay the Administrative Agent, the Collateral Agent and the Lenders such other fees as may be agreed from time to time separately in writing in the amounts and at the times so specified.

4. MATURITY DATE (Section 6.2):	As used herein, for all Loans, the term “Maturity Date” means (i) if the PMC Paydown Date has not occurred, December 31, 2026 (unless extended by the Lenders in their sole and absolute discretion) and (ii) if the PMC Paydown Date has occurred, the fifth anniversary of the Initial Closing Date, provided, that if the board of directors and stockholders of Holdings do not each approve the issuance of up to 49.9% of the outstanding Class B Common Stock and Class A Common Stock (and corresponding Class C Units of RGF, LLC, if applicable) on or prior to the six-month anniversary of the Initial Closing Date, the Maturity Date shall mean the six-month anniversary of the Initial Closing Date.

5. FINANCIAL COVENANTS (Section 5.1):

(a)   Minimum Adjusted EBITDA.

Prior to the Additional Loans Funding Date, Borrower shall not permit Adjusted EBITDA (i) for the calendar months ending September 30, 2024, October 31, 2024, November 30, 2024 and December 31, 2024, to be less than $1,000,000 for such calendar month and (ii) for any calendar month ending thereafter, to be less than $1,500,000 for such calendar month.

From and after the Additional Loans Funding Date, Borrower shall not permit Adjusted EBITDA for any fiscal quarter ending thereafter, to be less than $6,000,000 for such fiscal quarter.

(b)   Minimum Daily Cash. Borrower shall not permit Available Cash as of 5:00 PM New York time on each Business Day ending after the Initial Closing Date to be less than $12,500,000.

(c)   Minimum Average Monthly Cash. Borrower shall not permit Average Monthly Cash for any calendar month ending after the Initial Closing Date (commending with the calendar month ending September 30, 2024) to be less than $15,000,000 for such calendar month.

6. REPORTING. (Section 5.3):

(a)   Borrower shall provide the Administrative Agent (for distribution to the Lenders) with the following:

(i) by 5:00 PM New York time on each Business Day occurring after the Initial Closing Date, reporting on (x) daily production for the immediately preceding Business Day and (y) minimum daily Available Cash for the immediately preceding Business Day, in a form and substance satisfactory to the Administrative Agent (at the direction of the Lenders);

(ii)  by 5:00 PM New York time on Wednesday of each week ending after the Initial Closing Date (commencing September 25, 2024), a report on weekly sales for the prior calendar week in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders);

(iii)  by 5:00 PM New York time on Friday of each week ending after the Initial Closing Date (commencing October 4, 2024 (for the 13-week period commencing Sunday, October 6, 2024)), an updated 13-week statement for the subsequent 13-week period (a “Proposed Budget”), which Proposed Budget shall modify and supersede any prior Budget upon the approval by the Administrative Agent (at the direction of the Lenders in their sole and absolute discretion) (such Proposed Budget upon such approval, an “Approved Budget”);

(iv) by 5:00 PM New York time on each Budget Testing Date, (x) a report (each, a “Variance Report”) in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) describing in reasonable detail Borrower’s aggregate cash receipts and aggregate cash disbursements during the relevant Budget Testing Period as compared to the projected aggregate cash receipts and aggregate cash disbursements provided by the then-current Budget for the same period (including breakdown by vendor and category) and (y) an analysis, certified by a senior financial officer of Borrower, demonstrating that a Budget Event shall not have occurred for such Budget Testing Period;

(v)   by 5:00 PM New York time on each Friday of each week ending after the Initial Closing Date (commencing September 27, 2024), an updated Overdue Accounts Payable Schedule in the same format as set forth on Annex C, which shall modify and supersede any prior Overdue Accounts Payable Schedule upon the approval by the Administrative Agent (at the direction of the Lenders in their sole and absolute discretion);

(vi) as soon as available, within five (5) Business Day after the end of each calendar month, a report on minimum Average Available Cash for the prior calendar month in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders);

(vii) as soon as available, and in any event, within fifteen (15) days after the end of each month, (x) monthly unaudited financial statements of Holdings and its consolidated Subsidiaries, (y) reporting on operating KPIs and (z) complete month-end physical inventory counts, in each case, for the prior calendar month in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders);

(viii) as soon as available, and in any event within forty-five (45) days following the end of each fiscal quarter of Holdings, quarterly financial statements of Holdings and its consolidated Subsidiaries, which shall be consistent with the quarterly financial statements filed on form 10-Q with the SEC and accompanied by customary management’s discussion and analysis and which shall be certified by a financial officer of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(ix) as soon as available, and in any event within one hundred twenty (120) days following the end of Holdings’ fiscal year, annual audited financial statements of Holdings and its consolidated Subsidiaries, which shall be consistent with the annual audited financial statements filed on form 10-K with the SEC, which shall be audited by a “big-four” accounting firm or another nationally recognized accounting firm reasonably acceptable to the Administrative Agent (at the direction of the Lenders) (and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Holdings, Borrower or any Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness or any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly reviewed or audited by independent certified public accountants acceptable to the Administrative Agent (at the direction of the Lenders);

(x)   no later than seventy-five (75) days prior to the end of each fiscal year of Borrower, annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower;

(xi) concurrently with any delivery of financial statements under clauses (vii), (viii) or (ix) above, a duly executed and completed compliance certificate in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) and duly executed by a senior financial officer of Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this clause (xi) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail demonstrating compliance with the Financial Covenants; and

(xii) any material report, certificate or other document provided to PMC pursuant to the Amended and Restated PMC Facilities from time to time reasonably requested by the Administrative Agent (at the direction of the Lenders).

(b)   Borrower will, on a date following the end of each calendar week (commencing with the first full calendar week ending after the Initial Closing Date), hold a weekly conference call at a time mutually agreed upon by Borrower and the Lenders), to discuss cash flows of Borrower and such other matters requested by any Lender related the affairs, finances and accounts of Borrower.

7. BORROWER INFORMATION:	Borrower represents and warrants that the information set forth in the Perfection Certificate is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS

(a)   Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors, shareholders and Affiliates (collectively, “Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement satisfactory to the Lenders. Borrower represents and warrants that as of the Initial Closing Date there is no Inside Debt presently outstanding.

Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to the Administrative Agent (at the direction of the Lenders) a subordination agreement on satisfactory to the Administrative Agent (at the direction of the Lenders).

(b)   Copyrights, Patents, and Trademarks.

(a) Borrower hereby represents and warrants that, as of the date of this Agreement, Borrower does not have any maskworks, computer software, or other copyrights, that are registered (or are the subject of any application for registration) with the United States Copyright Office. Borrower hereby covenants and agrees that Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights, unless Borrower has provided the Administrative Agent not less than 30 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Lender such security agreement(s) and other documentation (in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Lenders), which in their sole and absolute discretion may require for filing with the United States Copyright Office with respect to such registration or application.

(b) Annex D sets forth under the name of Borrower a complete and correct list of all patents and trademarks of Borrower that are registered (or the subject of any application for registration) with the United States Patent and Trademark Office and, upon the Administrative Agent’s request therefor, promptly execute and deliver to the Administrative Agent such security agreement(s) and other documentation (in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Lenders)) which the Lenders in their sole and absolute discretion may require for filing with the United States Patent and Trademark Office with respect to such registration or application.

(c) Borrower will: (x) protect, defend and maintain the validity and enforceability of Borrower’s copyrights, patents, and trademarks; (y) promptly advise the Administrative Agent (for distribution to the Lenders) in writing of material infringements, misappropriations or violations of Borrower’s copyrights, patents, or trademarks of which Borrower is or becomes aware; and (z) not allow any material item of Borrower’s copyrights, patents, or trademarks to be abandoned, forfeited or dedicated to the public without the written consent of the Administrative Agent (at the direction of the Lenders).

(c)   Control Agreements. Subject to the post-closing deadlines set forth in Section 10(b) of this Schedule, as to any Deposit Accounts (including any lockbox or blocked account) and Investment Property (including securities accounts) maintained with any institution as of the date of this Agreement (in each case, other than Excluded Accounts), Borrower shall cause such institution, concurrently herewith, to enter into an Account Control Agreement in form acceptable to the Collateral Agent (at the direction of the Lenders in their sole and absolute discretion) in order to perfect the first-priority security interest, subject to the Intercreditor Agreement, of the Collateral Agent (for the benefit of the Secured Parties) in such Deposit Accounts (including any lockbox or blocked account) and grant the Collateral Agent (for the benefit of the Secured Parties) “control” (within the meaning of Articles 8 and 9 of the Uniform Commercial Code) over such Deposit Accounts (including any lockbox or blocked account) and Investment Property (including securities accounts). Subject to the post-closing deadlines set forth in Section 10(b) of this Schedule, from and after the date of this Agreement, Borrower shall not maintain any Deposit Accounts (including any lockbox or blocked account) or Investment Property (including securities accounts) with any bank, securities intermediary, or other institution unless the Collateral Agent has received an Account Control Agreement duly executed by such party in favor of the Collateral Agent (for the benefit of the Secured Parties) covering such Deposit Account (including any lockbox or blocked account) or Investment Property (including securities accounts), as the case may be.

(d)   Manufacturing Facility Standards. Borrower shall maintain and comply in all material respects with all applicable manufacturing facility standards, policies, laws and regulations, including, without limitation, such standards published from time to time by United States Department of Agriculture.

(e)   Overdue Accounts Payable. Borrower shall pay (or cause to be paid) in full and settle all overdue accounts payable, in each case, as set forth on, and on or prior to the dates applicable thereto on, the Overdue Accounts Payable Schedule.

9. CONDITIONS PRECEDENT TO INITIAL CLOSING DATE

The obligations of each Lender to make the Initial Loans on the Initial Closing Date is subject to the satisfaction (or waiver) of the following conditions on or prior to the Initial Closing Date:

(a)   Loan Documents. The Administrative Agent shall have received this Agreement, the Pledge Agreement, the Guaranty Agreement, the 1L/1L Intercreditor Agreement, the 1L/2L Intercreditor Agreement, and each other Loan Document identified by it to be delivered on the Initial Closing Date, in each case, in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) and duly executed and delivered by each party thereto.

(b)   Amended and Restated PMC Facilities. The Administrative Agent shall have received true, correct and complete copies of the Amended and Restated PMC Loan and Security Agreements, in each case, in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) and which shall have been executed by the parties thereto and in full force and effect.

(c)   Amendment to Master Lease Agreement. The Administrative Agent shall have received a true, correct and complete copy of that certain First Amendment to Master Lease Agreement, dated as of the Initial Closing Date between PMC and the Borrower, in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) and which shall have been executed by the parties thereto and in full force and effect.

(d)   Opinions. The Administrative Agent and its counsel shall have received a written opinion of White & Case LLP, as New York counsel for the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and the Lenders, in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) covering such matters relating to the Loan Documents as the Administrative Agent (at the direction of the Lenders) shall reasonably request.

(e)   Secretary’s Certificate. The Administrative Agent shall have received (1) copies of the organizational documents of each Loan Party and certified as of a recent date by the appropriate governmental official, each dated the Initial Closing Date or a recent date prior thereto; (2) signature and incumbency certificates of each such Person of each Loan Party executing the Loan Documents to which it is a party; (3) resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, certified as of the Initial Closing Date by its secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment; (4) a good standing certificate (or equivalent certificate) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, each dated the Initial Closing Date or a recent date prior thereto.

(f)   Solvency Certificate. The Administrative Agent shall have received a solvency certificate in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) and duly executed by a senior financial officer of Holdings confirming the solvency of Holdings and its consolidated Subsidiaries on a consolidated basis after giving effect to the Transactions on the Initial Closing Date.

(g)   Closing Certificate. The Administrative Agent shall have received a closing certificate in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders) duly executed by an executive officer of Borrower which shall include certifications to the effect that the conditions precedent set forth in clause (r) hereof have been satisfied on the Initial Closing Date.

(h)   Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice duly executed by Borrower in accordance with Section 1.7(a) of this Agreement.

(i) Perfection Certificate; Searches. The Administrative Agent shall have received (i) a completed perfection certificate substantially in the form attached hereto as Annex A-2 (the “Perfection Certificate”), duly executed by an executive officer of Borrower, together with all attachments contemplated thereby and (ii) the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent (at the direction of the Lenders) that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released (or arrangements reasonably satisfactory to the Administrative Agent (at the direction of the Lenders) for such release shall have been made.

(j) Perfection of Security Interests. The Administrative Agent shall have received proper financing statements (Form UCC-1 or equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created hereunder or under any other Security Document and short-form intellectual property security agreements in proper form and authorized for filing under the United States Patent and Trademark Office and United States Copyright Office, or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created hereunder or under any other Security Document.

(k)   Springing Account Control Agreements. Subject to the post-closing deadlines set forth in Section 10(b) of this Schedule, the Administrative Agent shall have received (i) an Account Control Agreement, duly executed by the account bank and Borrower in respect of the Designated Account which properly perfects the first-priority security interest of the Collateral Agent (for the benefit of the Secured Parties) in the Designated Account and (ii) Account Control Agreements, duly executed by each applicable account bank or securities intermediary, the Collateral Agent, PMC and Borrower in respect of each Deposit Account and securities account (other than Excluded Accounts) in accordance with the requirements set forth in Section 8(c) of this Schedule.

(l) Cash Control. Borrower and PMC shall have terminated all existing account control agreements or other cash control arrangements in place over the Loan Parties’ Deposit Accounts.

(m) Overdue Accounts Payable. Borrower shall have paid in full and settled all overdue accounts payable required to be paid in full and settled on the Initial Closing Date as set forth on the Overdue Accounts Payable Schedule.

(n)   [Reserved].

(o)   Payment of Fees and Expenses. The Agents and the Lenders shall have received the Upfront Fee and all other fees required to be paid to the Agents and the Lenders on or prior to the Initial Closing Date and, to the extent invoiced prior to the Initial Closing Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of Kirkland & Ellis LLP).

(p)   KYC; Beneficial Ownership. The Administrative Agent shall have received (i) at least three (3) Business Days prior to the Initial Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and antimony laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “PATRIOT Act”) and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower, in each case requested by the Administrative Agent (at the direction of the Lenders) at least five (5) Business Days prior to the Initial Closing Date.

(q)   Approvals. All material approvals and material consents of any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties party thereto and the consummation of the Transactions shall have been obtained.

(r)   General Conditions. The following:

(i) no Material Adverse Change has occurred since August 31, 2024,

(ii)  at the time of and immediately after giving effect to the Transactions and the making of the Initial Loans on the Initial Closing Date, no Event of Default or Default shall have occurred and be continuing, and

(iii)  the representations and warranties set forth herein and the other Loan Documents (including, without limitation, the Perfection Certificate) shall be true and correct in all material respects as of the Initial Closing Date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and except to the extent such representations and warranties are qualified by materiality or similar language (in which case such representations and warranties shall be true and correct in all respects).

(s)   2024 Exchange Agreement. Borrower shall have issued Class C Units to the Lenders representing 19.99% of the equity ownership interests in Borrower and have agreed to take all necessary actions, including scheduling a meeting to obtain a vote of Holdings’ stockholders, to approve the issuance of additional Class C Units and Class B Common Stock to the Lenders cumulatively representing 49.99% of the greater of (x) the equity ownership interests in Borrower as of the date hereof or (y) the equity ownership interest in Borrower as of the date of the Additional Loans Funding Date and voting power in Holdings, approving the issuance of Class A Common Stock representing 25% of the voting power and equity interests of Holdings to PMC upon the exercise of that certain Amended and Restated Warrant, dated as of the date hereof, issued by Holdings to PMC, and, at PMC’s option, approving the issuance of Class C Units and Class B Common Stock to PMC representing 25% of the equity ownership interests in Borrower and voting power in Holdings.

10. POST-CLOSING OBLIGATIONS

The Loan Parties shall comply with their obligations described in the following clauses (a) through (g), in each case, within the applicable periods of time specified therein (or such longer periods as the Administrative Agent (at the direction of the Lenders may agree in their sole and absolute discretion):

(a)   Termination of UCC Filings. By not later than the fifth (5th) Business Day following the Initial Closing Date, Borrower shall have terminated (or caused the termination) of the UCC-1 financing statements identified on Annex I.

(b)   Springing Account Control Agreements. By no later than the fifteenth (15th) day following the Initial Closing Date, the Administrative Agent shall have received (i) an Account Control Agreement, duly executed by the Collateral Agent and Borrower in respect of the Designated Account which properly perfects the Collateral Agent’s first-priority security interest in the Designated Account and (ii) Account Control Agreements, duly executed by each applicable account bank or securities intermediary, the Collateral Agent, PMC and Borrower in respect of each Deposit Account and securities account (other than Excluded Accounts) in accordance with the requirements set forth in Section 8(c) of this Schedule.

(c)   Insurance Certificates and Endorsements. By no later than the fifteenth (15th) day following the Initial Closing Date, the Administrative Agent shall have received customary liability insurance and property insurance endorsements naming the Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee, as applicable, and such other endorsements to the extent required by this Agreement in each case, with respect to the general liability and casualty insurance policies maintained by the Loan Parties and their Subsidiaries.

(d)   SKU. By no later than the fifteenth (15th) day following the Initial Closing Date, Borrower shall have (i) established (and shall thereafter maintain at all times until the Maturity Date) co-manufacturing capacity for all stock keeping units and (ii) delivered to the Administrative Agent (for distribution to the Lenders) a certificate signed by a senior financial officer of Borrower certifying the foregoing in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders).

(e)   Engagements. The Borrower shall have engaged each of the companies set forth on Annex E (or such other companies acceptable to the Lenders in their sole and absolute discretion) for the purposes set forth on Annex E applicable thereto, in each case by the Additional Loans Funding Date or such other date as set forth on Annex E.

(f)   Required Hedges. By no later than (i) the seventh (7th) day following the Initial Closing Date, Borrower shall have established (and shall thereafter maintain subject to clause (iii) below) chicken price hedging arrangements pursuant to which 40% of chicken purchases over the forward looking four-month period are contracted at a fixed price reasonably acceptable to the Lenders, (ii) the fourteenth (14th) day following the Initial Closing Date, the Borrower shall have established (and shall thereafter maintain and shall thereafter maintain subject to clause (iii) below) chicken price hedging arrangements pursuant to which 60% of chicken purchases over the forward looking four-month period are contracted at a fixed price reasonably acceptable to the Lenders and (iii) January 1, 2025, the Borrower shall have established (and shall thereafter maintain until the Maturity Date) chicken price hedging arrangements pursuant to which 70% of chicken purchases over the forward looking twelve-month period are contracted at a fixed price reasonably acceptable to the Lenders.

(g)   Specified Post-Closing Requirement. The Borrower shall comply with the Specified Post-Closing Requirements in all respects.

11. CONDITIONS PRECEDENT TO FUNDING OF ADDITIONAL LOANS.

The obligation of the Lenders to make the Additional Loans on the Additional Loans Funding Date is subject to the satisfaction (or waiver) of the following conditions on or prior to the Additional Loans Funding Date:

(a) Minimum Monthly EBITDA. Borrower shall have delivered unaudited monthly financial statements to the Administrative Agent (for distribution to the Lenders) evidencing that monthly Adjusted EBITDA for each of September 2024, October 2024, November 2024 and December 2024 is at least $2,000,000.

(b) Houlihan Lokey Validation. The Administrative Agent shall have received written confirmation from Houlihan Lokey validating that monthly Adjusted EBITDA for each of September 2024, October 2024, November 2024 and December 2024 is at least $2,000,000 (the “Houlihan Lokey Validation” and the date of such receipt, the “Houlihan Lokey Validation Date”).

(c) Absence or Survival of PMC Challenge. In the event PMC provides written notice of its challenge to the Houlihan Lokey Validation, (which challenge must be delivered to Borrower and the Lenders within seven (7) days of the Houlihan Lokey Validation Date (such date, the “Challenge Date”), a “top ten” accounting firm reasonably acceptable to the Lenders and PMC has not found within thirty (30) days of the Challenge Date that monthly Adjusted EBITDA for each of September 2024, October 2024, November 2024 and December 2024 is equal to an amount which is 10.00% less than the amount of monthly Adjusted EBITDA for each of September 2024, October 2024, November 2024 and December 2024 as calculated in the Houlihan Lokey Validation.

(d) Election Notice. On or at any time after the Adjusted EBITDA Determination Date, the Borrower shall have delivered written notice to the Administrative Agent (for distribution to the Lenders) of its election to borrow the Additional Loans on the Additional Loans Funding Date.

(e) Outstanding Litigation. As of the Additional Loans Funding Date, all outstanding claims, suits, litigation and other proceedings set forth on the Litigation Annex (excluding any such outstanding claims, suits, litigation and other proceedings approved by the Administrative Agent (at the direction of the Lenders in their sole and absolute discretion) shall have been settled for an aggregate amount not to exceed $1,000,000.

(f) Specified Conditions. The Borrower shall have satisfied the Specified Conditions.

(g) Additional Loans Use of Proceeds Budget. The Administrative Agent shall have received a Budget for the period from the Additional Loans Funding Date through the end of the 13-week period following the Additional Loans Funding Date, containing, inter alia, the Specified Use, in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders in their sole direction) (the “Additional Loans Use of Proceeds Budget”)

(h) 1L/1L Intercreditor Agreement. The Administrative Agent shall have received an Additional Loans Funding Date Joinder Agreement (as defined in the 1L/1L Intercreditor Agreement in effect on the Initial Closing Date), duly executed by PMC, as term lender, in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders).

(i) Amendment to PMC Term Loan Agreement. The Administrative Agent shall have received an amendment to the Amended and Restated PMC Term Loan and Security Agreement, duly executed by PMC, in form and substance satisfactory to the Administrative Agent (at the direction of the Lenders), that makes the maturity date, interest rate and related provisions and amortization provisions identical to such terms as set forth herein (the “Amendment to Term Loan”).

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form delivered to the Administrative Agent on the Initial Closing Date, duly executed by a senior financial officer of Holdings confirming the solvency of Holdings and its consolidated Subsidiaries on a consolidated basis after giving effect to the funding of the Additional Loans on the Additional Loans Funding Date.

(k) Closing Certificate. The Administrative Agent shall have received a closing certificate substantially in the form delivered to the Administrative Agent on the Initial Closing Date, duly executed by an executive officer of Borrower which shall include certifications to the effect that the conditions precedent set forth in clause (p) hereof have been satisfied on the Additional Loans Funding Date.

(l) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice duly executed by Borrower in accordance with Section 1.7(c) of this Agreement.

(m) Payment of Fees and Expenses. The Administrative Agent shall have received all fees required to be paid to the Agents and the Lenders on or prior to the Additional Loans Funding Date and, to the extent invoiced prior to the Additional Loans Funding Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of Kirkland & Ellis LLP).

(n) Board Members. As of the Additional Loans Funding Date, (x) the Board shall be increased from six (6) to nine (9) directors, (y) the Lenders shall be entitled to nominate four (4) of the nine (9) directors on the Board and (z) PMC shall be entitled to nominate two (2) of the nine (9) directors on the Board.

(o) Additional Loans Funding Expiration. The Additional Loans Funding Expiration Date shall not have occurred.

(p) General Conditions. The following:

(i) no Material Adverse Change has occurred since the Initial Closing Date,

(ii)  at the time of and immediately after giving effect to the making of the Additional Loans on the Additional Loans Funding Date, (x) no Event of Default or Default shall have occurred and be continuing, (y) no “Default” or “Event of Default” shall have occurred and be continuing under the Amended and Restated PMC Revolving and Equipment Loan and Security Agreement and the Amended and Restated PMC Term Loan and Security Agreement (in each case, as such terms are defined therein) and (z) no “Default” or “Event of Default” shall have occurred and be continuing under any agreement of the Borrower evidencing Indebtedness for borrowed money (in each case, as such terms are defined in, or such similar terms used in, the applicable definitive documentation for such Indebtedness).

(iii)  the representations and warranties set forth herein and the other Loan Documents (including, without limitation, the Perfection Certificate) shall be true and correct in all material respects as of the Additional Loans Funding Date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and except to the extent such representations and warranties are qualified by materiality or similar language (in which case such representations and warranties shall be true and correct in all respects).

Notwithstanding anything to the contrary contained in this Section 11 of this Schedule, the Lenders in their sole and absolute discretion elect to fund all or any portion of the Additional Loans at any time prior to the occurrence of the Additional Loans Funding Date or at any time prior to Additional Loans Funding Expiration Date.

For the avoidance of doubt, each of Holdings and Borrower acknowledge and agree that PMC shall have no consent rights over the funding of the Additional Loans by any of the Lenders on the Additional Loans Funding Date.

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Borrower:

REAL GOOD FOODS, LLC

By	/s/ Timothy S. Zimmer
Name:	Timothy S. Zimmer
Title:	Chief Executive Officer

Holdings:

THE REAL GOOD FOOD COMPANY, INC.

By	/s/ Timothy S. Zimmer
Name:	Timothy S. Zimmer
Title:	Chief Executive Officer

Execution Version

EMBLEM-RGF MAIN LLC,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Patrick Cook
Name: Patrick Cook
Title: President and Chief Executive Officer

EMBLEM-RGF EXECUTIVE LLC,
as a Lender

By:	/s/ Patrick Cook
Name: Patrick Cook
Title: President and Chief Executive Officer

EMBLEM-RGF BLOCKER INC.,
as a Lender

By:	/s/ Patrick Cook
Name: Patrick Cook
Title: President and Chief Executive Officer